Exhibit 99.1

CORPORATE PARTICIPANTS

Steven Nielsen Dycom Industries - President & CEO
Rick Vilsoet Dycom Industries - General Counsel
Drew DeFerrari Dycom Industries - CFO

CONFERENCE CALL PARTICIPANTS

Simon Leopold Raymond James & Associates - Analyst
Alex Rygiel FBR & Co. - Analyst
Saagar Parikh KeyBanc Capital Markets - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Instructions will be given at that time. (Operator Instructions).

I would now like to turn the conference over to our host, President and CEO, Mr. Steven Nielsen. Please go ahead sir.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Thank you, Lola. Good morning everyone. I'd like to thank you for attending this conference call to review our first-quarter fiscal 2014 results.

During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com under the heading "Events". Relevant slides will be identified by number throughout our presentation.

Going to Slide 2, today we have on the call Tim Estes, our Chief Operating Officer, Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries, Inc. - VP, General Counsel, Secretary
Thank you Steve. Referring to Slide 3, except for historical information, the statements made by company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management's current expectations, estimates, and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's Annual Report on Form 10-K for the year ended July 27, 2013 and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Thanks, Rick. Now moving to Slide 4 and a review of our first-quarter results. As you review these results, please note that we have presented in our release and comments, revenue amounts that exclude certain revenues including those from acquired subsidiaries, G&A expenses which exclude acquisition costs, Adjusted EBITDA and Adjusted earnings per share, all of which are Non-GAAP financial measures.

See Slides 14 through 17 for a reconciliation of the Non-GAAP measures to the GAAP measures in the slide presentation provided for this call. For clarity and to ensure comparability between periods, our comments will now address our Non-GAAP results.

Revenues for the quarter increased year-over-year to $512.7 million, an increase of 58.6%. After excluding revenues from acquired subsidiaries of $157.1 million from the current quarter, revenue grew 10% organically.

Gross margins as expected were down slightly year-over-year but reflect stable operating trends. Despite integration cost of approximately
$1.5 million, adjusted general and administrative expenses declined 30 basis points as a percentage of revenue year-over-year reflecting continued good cost discipline. All of these factors produced Adjusted EBITDA of $63.2 million for the first quarter, or 12.3% of revenue.

Net income of $0.54 per share for the first quarter increased from last year's earnings per share of $0.36 despite acquisition integration expenses. Amortization expense increased approximately $3.6 million, and liquidity was solid with cash and availability under our current credit facility totaling $156.7 million.

Overall volumes during the quarter were solid from telephone companies as a whole, with some companies growing meaningfully while all carefully managed routine capital and maintenance expenditures, and spending by cable customers increased strongly year-over-year.

Going to Slide 5, during the quarter we experienced the effects of an industry environment which continues to improve. AT&T was our largest customer at 17.5% of total revenue, or $89.7 million. AT&T grew 88.5% organically year-over-year.

Revenue from CenturyLink was $79.3 million or 15.5% of revenue. CenturyLink was our second largest customer and grew organically 3.2%.

Revenue from Comcast was $54.0 million, or 10.5% of revenue. Comcast was our third largest customer and grew organically 5.9%. Verizon was Dycom's fourth-largest customer for the quarter at 8.4% of revenue or $43.2 million.

Revenue from Time Warner Cable, a returning member to our top five customer list, was $27.2 million or 5.3% of revenue. Time Warner Cable was our fifth largest customer and grew organically 21.8%.

Altogether, our revenue grew 10.0% after excluding revenues from acquired subsidiaries in the current quarter. This represents our eleventh consecutive quarter of organic growth. Our top five customers combined produced 57.2% of revenue, growing 25.8% organically, while all other customers decreased 9.4%. Of note, organic revenue, excluding projects funded in part by the American Recovery and Reinvestment Act of 2009, grew 15.8%.

Now moving to Slide 6, backlog at the end of the first quarter was $1.996 billion versus $2.197 billion at the end of the fourth quarter, a decrease of approximately $201 million. Of this backlog, approximately $1.116 billion is expected to be completed in the next 12 months. Both backlog calculations reflect solid performance as we continue to book new work, renew existing work and look forward to substantial future opportunities.

For CenturyLink, we renewed a three-year construction and maintenance services agreement for Ohio. With AT&T, we secured a new engineering services agreement in California. For Charter, we renewed construction and maintenance service agreements in Texas, Missouri, Illinois, Tennessee, Alabama, Vermont, New Hampshire, Connecticut, and Massachusetts. From Washington Gas, we received a five-year extension to our underground facility locate services agreement. And finally, we secured rural broadband projects in a number of states, including Nebraska, Missouri, Arkansas and Kentucky.

Headcount increased during the quarter to 11,107.

Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO
Thanks Steve, and good morning everyone. As a reminder, in today's conference call materials there is disclosure of certain Non-GAAP measures, including items such as organic revenue growth, Adjusted EBITDA and Non-GAAP EPS. In the materials we have provided a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Going to Slide 7, contract revenues for Q1 of 2014 were $512.7 million, including revenue from acquired subsidiaries of $157.1 million. Adjusted EBITDA Non-GAAP was at $63.2 million or 12.3% of revenue, a 56% increase from the Q1 2013 amount of $40.4 million. This growth resulted from expansion in organic operations and contributions of our acquired businesses.

Diluted EPS for the current quarter was $0.54 per share compared to $0.36 per share for Q1 2013, reflecting growth in total EBITDA offset in part by incremental depreciation, amortization, and interest.

Turning to Slide 8, revenue grew organically 10.0% from increases in services for wireless service providers and growth from several key customers. Depreciation, amortization, and interest were all up year-over-year as a result of businesses acquired in Q2 of fiscal 2013. These factors contributed to the net income of $18.7 million, or a 51.8% increase, over the Q1 2013 Non-GAAP net income of $12.3 million.

Turning to Slide 9, our balance sheet remains strong and we have ample liquidity of $156.7 million from cash on hand and availability on our Credit agreement. We used operating cash flows of approximately $18.7 million to support the sequential growth in revenues. Capital expenditures net of disposals were $27.8 million. Gross CapEx was approximately $30.3 million.

On our senior credit facility, there was $120.3 million of term loan borrowings and $83 million of revolver borrowings outstanding.

At the end of Q1, we had approximately 33.7 million shares of common stock outstanding. On a fully diluted basis, weighted average shares were approximately 34.6 million.

Now going to Slide 10, beginning last quarter, we have provided a trend schedule that has been posted quarterly to the Company's website at the address listed on the slide. The schedule provides historical financial data that is helpful to analyze the Company's outlook.

Given our significant acquisition last year, I would like to highlight a few specific items that are summarized on this extract from the trend schedule. First is our calculation of organic revenue. We calculate organic revenue by only including revenues from businesses that are included for the full quarter in both comparable periods, and we exclude storm restoration services revenue, if any, from either period as they are generally unpredictable. Shaded in green on this schedule is our calculation of organic revenue that we will use for calculating growth percentages for fiscal 2014 compared to 2013.

So our Q2 2013 organic revenue baseline number is $276.7 million, which excludes acquired revenue and storm restoration work. Beginning for comparisons of Q3 2014, the acquired revenues for the significant acquisition last year will be fully included for both the current and prior-year period. So our Q3 2013 organic revenue baseline number is $437.4 million.

Next, you'll see the Adjusted EBITDA percentage and net cash flows from operating activities. These trend lines show the effects of seasonality on our business. For example, during Q2 of 2013, we experienced a lower sequential EBITDA percentage accompanied by a substantial sequential increase in operating cash flows. This is a seasonal trend that we expect to continue in fiscal 2014. So again, we encourage you to visit our website and use the trend schedule as a tool to review our results.

Now going to Slide 11 and our outlook, as we look ahead to the second quarter of fiscal 2014, we anticipate revenues which range from $400 million to $420 million, resulting from mid to high single-digit organic growth, and $110 million to $120 million of revenue from acquired subsidiaries. Gross margins which are down slightly from the Q2-2013 results and are impacted to a greater extent by seasonality of acquired businesses based on some of the cold weather geographies where they perform work. Each year, our Q2 gross margins are down sequentially from Q1 and are impacted by inclement winter weather, fewer available workdays due to the timing of the holidays, reduced daylight work hours, and the restart of calendar year payroll taxes.

Total general and administrative expenses reflect our growth outlook and are expected to include final integration costs in addition to an increase in stock-based compensation by approximately $1.1 million over last year. Depreciation and amortization is expected to range from $23.3 million to $23.6 million, which includes amortization expense of $4.8 million in Q2 2014.

Interest expense is expected at $6.8 million. Other income from asset sales is expected to range from $0.2 million to $0.5 million. And we anticipate an EBITDA margin percentage which declines from the margin impacts described and the increase in G&A expense. All of these factors generating earnings per share which is currently expected to range from $0.03 to $0.09. We expect approximately 35.1 million diluted shares during Q2-2014, with shares gradually increasing in subsequent quarters, reflecting the future vesting and value of employee equity awards.

Now going to Slide 12, as we look ahead to Q3-2014, we have included our outlook with a focus on those factors which most impact earnings per share on a quarterly basis, revenues and margins. Our expectations currently reflect the following: mid-single-digit total revenue growth, which include low to mid-single-digit organic revenue growth as the result of services to wireless carriers which remain robust; cable construction which strengthens and continued wireline improvements by a key customer. Gross margins which expand year-over-year as a result of legacy performance which remains solid and contributions of acquired companies. G&A which reflects increased scale and includes non-cash compensation of approximately $3.2 million. EBITDA margin percentage that expands year-over-year from margin improvement and greater operating efficiencies accompanying revenue growth. Other factors influencing results include depreciation and amortization, which declines to $22.3 million to $22.8 million, interest expense which declines to $6.7 million, and other income from asset sales of approximately $3 million for seasonal asset sales.

Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks Drew. Moving to Slide 13, within an improving economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintain solid customer relationships throughout our markets. We continue to win projects and extend contracts at attractive pricing.

Secondly, the strength of those relationships and the extensive market presence they have created, has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening.

Wireless carriers are upgrading to 4G technologies creating meaningful growth opportunities in the near to intermediate term as well as planning to increase macro cell density. Telephone companies are deploying fiber to the home and fiber to the node technologies to enable video offerings. These deployments are accelerating and impacting our business. Some of those telephone companies deploying fiber to the node are expanding fiber to the home trials and contemplating larger deployments.

Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process. In one instance, a cable operator has indicated that it is exploring combining some fiber to the home deployments with its fiber to the business initiatives.

Industry participants continue to aggressively extend fiber networks for wireless backhaul services. These services are now planned for small cells as well as macro cells. Dramatically increasing wireless data traffic may prompt further wireline deployments.

As we look out over the intermediate term, we are increasingly encouraged that these current end market drivers are but harbingers of an emerging industry-wide consensus that network bandwidth, both wireline and wireless, needs to increase dramatically in response to consumer demand and competitive realities. We are encouraged that we have already seen some limited impacts of this emerging consensus on our business. Previous periods in which industry consensus has changed sharply, such as dial-up to broadband, broadband to fiber deep, or fiber to the home, and cellular voice to wireless data, have been accompanied by significant growth opportunities for us. We are hopeful that this potentially looming transition may be as or more rewarding than previous industry consensus transitions given our scale, market position and capital structure.

Among service providers of our size or larger, we believe we are uniquely positioned, managed, and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives, which in some cases are meaningfully accelerating. We remain confident in our strategies, the prospects for our company, the capabilities of our dedicated employees, and the experience of our management team who have grown our business and capitalization many times before.

One year after the announcement of our Quanta transaction, we want to thank all of our employees for the hard work they have provided as we have come together as one company. We look forward to the future as a bigger, but more importantly, better company.

Now, we will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Simon Leopold with Raymond James.

Simon Leopold - Raymond James & Assoc. - Analyst
Thank you very much. Steve, I just wanted to get a couple of housekeeping items out of the way, since somebody's got to do it. So first, if we could get the segment breakdown between telco, cable, and if you can give us the utility lines locating, and electric and other disclosure, as well as the customers 6 through 10 disclosure. Then I’ve got a couple of longer-term trending questions.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Sure. Go ahead, Drew.

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO
Great, Simon. I'll handle the first part of that. So telco was at 65.1%, cable 22.7%, the underground facility locating customers at 7.1% and the all other is at 5.1%. And then to round out the top ten, Windstream is at number six at 5.0% of revenue. Charter is at number seven at 4.5% of revenue. Customer number eight is at 2.0% of revenue and this is for a customer who has requested that we not identify them by name. Customer number nine is Ericsson at 2.0% of revenue. And customer number ten is Frontier at 1.5% of revenue.

Simon Leopold - Raymond James & Assoc. - Analyst
Great. Then in terms of kind of the trending questions, two topics that have come up recently. One is regarding the spending behavior of what are typically classified as tier 2 and 3 telcos, basically the folks who are typically smaller than CenturyLink, AT&T, and Verizon. Some vendors have talked about some weakness there, the lack of a budget flush. If you could talk about the trends you are seeing from this group, that's the first one.

And then the second question I wanted to see if you can delve into is maybe a little bit more color on the opportunities you see from small cells, since there are likely to be many more small cells deployed in the next coming quarters, how you would quantify your opportunity both in terms of dollars as well as timing. Thank you.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Sure Simon. So, with respect to the tier 2 and 3 customers, to the extent that some of those customers were recipients of stimulus dollars, which -- where that program is concluding, certainly they are somewhat softer. I would not, beyond that, I would not characterize their spending as any different than what we've seen, so no shift in strategy.

Clearly, there are some rural providers who are exploring fiber to the home, and there are some stimulus recipients for whom there may be follow-on opportunities. I think more broadly at a higher level, I think the industry is trying to digest kind of what the Connect America Fund looks like from 2014 through 2018. And I think we are generally encouraged by the announcements over the summer that some of our customers were pretty significant recipients of funding there.

With respect to small cells, Simon, I think it's really early. I think the dynamic around small cells is going to be very similar as fiber to the cell in that we will have a number of different industry participants, whether they be cable, could be CLECs, could be the carriers themselves, just a number of different participants in that market. I think it's clearly part of everybodys’ 4G strategy to improve coverage and capacity. And so while it's early, I think we are encouraged, as we said in our comments, that the growth in wireless could be driving future wireline investments.

Simon Leopold - Raymond James & Assoc. - Analyst
Thank you.

Operator
Alex Rygiel, FBR.

Alex Rygiel - FBR & Co. - Analyst
Good morning Steve. First, a couple of questions. Your first-quarter organic growth was 10.0%. Second-quarter guidance is mid to high single digits. Third-quarter guidance is low to mid single digits. Can you give us a little more color on why the declining trend in organic growth?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
I think there are a couple of things in the second quarter. One, we continue to have some of the stimulus that is sunset in the second quarter, so that's coming out of the business. I think it's also been a back half of the year where a number of customers have spent strongly, and we are seeing kind of traditional behavior where they are somewhat budget constrained in November and December, but telling us to be ready to resume that spending strongly after the first of the year. With the holidays and the weather, that's always kind of a difficult thing to time, but I think it is encouraging for calendar year 2014.

And with respect to the April quarter, it's really just the fact that we are lapping the acquisition of the Quanta entities. They will be included in both periods. And as we talked about at the time of acquisition, that was a business that was going to grow somewhat slower. It's actually performed better than we expected. We are very pleased with the performance, but it's just going to be something that, when the base of business jumps up from the legacy Dycom to include legacy plus Quanta, we want to make sure that we have an appropriately tempered view of what the growth rate on that bigger number is going to be.

Alex Rygiel - FBR & Co. - Analyst
Helpful. And could you quantify revenue from wireless in the quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes. Drew, go ahead.

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO
Sure Alex. It was about $53.8 million.

Alex Rygiel - FBR & Co. - Analyst
How does that compare to the year-ago period?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Up dramatically.

Alex Rygiel - FBR & Co. - Analyst
Lastly, customer number eight, are they new to the top 10 list? And directionally is that a customer that can climb the list over the next couple of quarters?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
They are new to the list because obviously we've not disclosed them before. I think at this point, they have requested that we not identify them by name, so we're just not going to have any comments about their potential or other attributes.

Alex Rygiel - FBR & Co. - Analyst

Fair enough. Nice quarter. Thank you.

Operator
Saagar Parikh, KeyBanc.

Saagar Parikh - KeyBanc Capital Markets - Analyst
Hi, good morning. Just a quick question on your gross margin guidance. Looking at the second-quarter guide, you have them trending downwards year-over-year, but then looking at the third-quarter guide, you have them trending up year-over-year. Could you just provide us some additional color on what's happening with the mix shift there, if it's just the integration of the Quanta assets, and what you see going forward?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
As you probably recall as well as anybody else who lives in the Northeast, in the year-ago period with Hurricane Sandy, we had substantial storm restoration revenues. And in fact, that may be a clue why the consensus might have been a little bit miscalculated for the second quarter. And so clearly when we do storm business it's high risk, but we performed well. And so we are not anticipating any storm business, and so there is some slight pressure on gross margin from that.

In looking forward into the April quarter, based on a more traditional spending pattern where we see acceleration in the business in March and April, which has always been the traditional pattern prior to the last recession, we are seeing the signs now that a more traditional pattern will emerge for that transition from the second quarter to the third quarter.

Saagar Parikh - KeyBanc Capital Markets - Analyst
Okay. And then just to make sure I have that correct, Hurricane Sandy work in the fiscal second quarter last year was around $17 million?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
That is correct.

Saagar Parikh - KeyBanc Capital Markets - Analyst
All right, perfect. Congrats on a good quarter.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Thank you.

Operator
(Operator Instructions). Adam Thalhimer, BB&T Capital Markets.

Adam Thalhimer - BB&T Capital Markets - Analyst
Nice quarter. Steve, I think you hinted around this during the commentary, but in terms of the 1 gigabit to the home projects, are you seeing any revenue from a project like that currently?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
We had mentioned in our comments that we've seen a slight impact to the business. And I think, Adam, if we go back to our last call at the end of August, we thought that there was kind of a shift. The industry was at least thinking about going to much more high-speed connections and then lo and behold had a number of customers talk about it either at investor conferences as late as last week, or on their earnings calls. And so I think it's not an irreversible trend, but clearly right now people are trying to get their minds around how do we deliver dramatically higher speeds to both businesses and residential customers?

Adam Thalhimer - BB&T Capital Markets - Analyst
How do you think that plays out throughout calendar 2014 in terms of your plans being implemented?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Here's -- it's in the windshield right, so we are talking about what potential is. But I think a good analogy may be kind of the way 4G has impacted the wireless industry. So clearly when Verizon made the decision to go to 4G somewhat earlier than the rest of the industry, it took some time for a consensus around 4G to form. But as it formed, what it did was cause a number of customers to have similar spending plans at the same time. And so that industry has undergone some pretty substantial growth and will continue in 2014.

I think the potential is there on the wireline side that, as we see this consensus emerge, and it is a successful strategy, both in terms of generating consumer demand or business demand, and a differentiator competitively, that the same dynamic that has been so evident in wireless may also assert itself in wireline.

Adam Thalhimer - BB&T Capital Markets - Analyst
Okay. And then a quick question on AT&T. They have said consistently that their 4G coverage will be done by the middle of next year, but also said coverage isn't capacity. How do you think about those comments from AT&T about the coverage being done by the middle of next year?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
We have no reason to believe other than what they have indicated. But I think the second part of your comment is what we look to, is that we are clearly seeing projects to add capacity to existing networks. We are also seeing what they call densification which is new site builds. And new site builds as a general rule, some variation possible, but as a general rule involve more labor services and more construction activity than 4G deployments. So, while the absolute number of sites may go down that they are touching, the sites they are touching they're going to spend more money on. I understand there have been some comments in the industry about next year on CapEx, and obviously our customers are formulating their plans, but we don't see anything in the industry that would say that next year is not a good year with our customers.

Adam Thalhimer - BB&T Capital Markets - Analyst
Okay, great. The last question from me, you kind of brought up the competitive landscape in your industry. What does that look like now? Who are your larger competitors? And then where has or will scale benefit you if this bigger wireline 1 gigabit to the home rollout moves forward?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes, I think there's not been a substantial change in the competitive landscape. We have a couple of public companies that are in and out of the space. We have some larger private E&C companies, and then a whole host of regional private players, so nothing particularly new there.

I mean, clearly, when -- and we've seen this in the wireless industry too -- when customers have big plans and when a consensus changes, there's an urgency to the deployment, which we think plays to the ability that we have to manage large projects, the financial capability, and just the fact that we've been through it before with other customers.

Adam Thalhimer - BB&T Capital Markets - Analyst
Okay, thanks. Congrats again.

Operator
Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst
Thanks, good morning. I again have just a couple of housekeeping questions first. First, on the Quanta integration, were there any charges in the quarter associated with continuing to integrate that operation?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes, we had said that in the quarter there was about $1.5 million of integration expense. There will be some slight tail into our second quarter, but we expect to be done more or less by the end of the calendar year.

Noelle Dilts - Stifel Nicolaus - Analyst
Okay, great. And then the $17.4 million of storm revenue last year in the second quarter, was that all -- do you kind of look at that in your legacy business or did some of that fall into Quanta as well?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
There was a very slight amount in the Quanta businesses. That was all legacy, so it's all impacting the organic growth forecast.

Noelle Dilts - Stifel Nicolaus - Analyst
Okay. So looking again out to the second quarter, you're looking at your share base going up a bit due to vesting of employee equity awards.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes.

Noelle Dilts - Stifel Nicolaus - Analyst
Do you have the share repurchase out there? Could you just talk about how you're thinking about that at this point and how that ranks in terms of your priorities for that capital allocation?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes, I think there's really been no change there. We continue to look at potential acquisition opportunities. We look at the demands on capital for organic growth opportunities, and then we look at where the stock is trading. And based on our assessment of each one of those factors, we will make a decision as to whether to deploy capital or not. I think we've done enough of it that we have a pretty good idea of what makes sense for long-term shareholders, and we will continue to do that.

Noelle Dilts - Stifel Nicolaus - Analyst
Okay. And last question, this has kind of been alluded to a bit in the questions but obviously there's a lot of talk in the industry about the opportunity associated with the Sprint wireless upgrade. Can you just talk about your thoughts on that opportunity, maybe the timing, how you think you're positioned?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Sure. There's been lots of commentary. I don't want to get ahead of speaking for our customer other than I think they have indicated that they would like to go, to some degree, maybe to a large degree, to procuring the services directly from labor suppliers rather than going through the OEMs, or some portion of the OEMs. We have good relationships regionally around the country with Sprint, and so we continue to have communication with them as they go through that process. It's really a rotation and a direct selling opportunity.

Noelle Dilts - Stifel Nicolaus - Analyst
Okay. Thank you.

Operator
Alan Mitrani, Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Hi guys, thank you. You spent a lot -- I think it was $30.3 million you said in gross CapEx in the first quarter, Drew?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Yes.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Can you just update us again on what you're looking for in the year? And then it was more than I was looking for in the quarter, just remind us maybe is there a linearity, what the linearity of the CapEx will be this year.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
We are still comfortable at $70 million to $75 million of net CapEx. Clearly, there is some bonus depreciation that we wanted to make sure we took advantage of in the current calendar year. And we had some growth in the quarter that was a little more than we expected. And when we grow, there will be some CapEx associated with that.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Okay, great. And what about DSOs? No one has talked about it; I didn't hear much mention of it. I calculated about 90 days, which to me is your highest day I have ever seen a Dycom DSO. Can you talk about what you can do to bring that down, why they are so high? Was there an impact from the government shut down this quarter as it relates to payments from some of your customers?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
There were clearly some contracts where interaction between customers and the government was impacted by the period of the shutdown. I think we also had a period of time that customers were very busy, and they were concentrated on getting the work done. And historically in the second quarter, they concentrate on paying the bills. And so we foresee substantial free cash flow as that working capital build reverses in the quarter, but we don't see anything in the balances that is of concern.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Okay. That's helpful. Because you are so far above what your normal DSOs would be. Is there any -- can you talk about what the barriers might be over the next couple of quarters or other barriers in terms of getting those down to what might be what is considered normal Dycom or normal Dycom plus Quanta's higher level?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
I think that's in part it. So we have a business in Quanta that we said from the beginning was far more seasonal. And what that means is there's going to be working capital in that business as they try to complete projects before bad weather. And so I think to the extent that we have evaluated kind of what their seasonal patterns are, we are not surprised that they had a working capital build. And so I think we've just got to reset our expectations somewhat overall just because it's a little different business. It doesn't mean it's not a good business, doesn't mean the money won't come in this quarter just like it did last year, but it just changes the pattern of the DSO quarter to quarter.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
That's fair. And then did you buy any stock back this quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

We did not.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
I figured, given the way the cash flows came in. So this is about a year now ever since you did the deal that you haven't bought them, but now you're facing a couple of quarters where you might be able to generate a few bucks a share in free cash and your stock has declined about 15% from its highs here. Can you talk about your propensity besides paying off the seasonal line that you have about buying any stock, and remind us how much is left?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
There's $40 million of authorization available, but it's fully unrestricted by any covenants in the high-yield notes. We can spend the authorization if we are given the opportunity at the right value. We are also going to make sure that we are appropriately -- that we have the appropriate balance sheet given the potential magnitude of future opportunities. That's just both M&A and organic. It's an art, not a science.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Great, thank you. One last question on wireless -- what were wireless revenues last quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO
Just over $50 million, even.

Alan Mitrani - Sylvan Lake Asset Management - Analyst
Thank you.

Operator
No one else is in queue with a question, Mr. Nielsen.

Steven Nielsen - Dycom Industries, Inc. - President, CEO
We appreciate everybody's time and attention on this call, and look forward to speaking with you at the end of February. Thank you.

Operator
Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and using AT&T Executive Teleconference. You may now disconnect.